EXHIBIT 99.1

AT SCHAWK, INC.:                    AT DRESNER CORPORATE SERVICES:
Timothy J. Cunningham                       Philip Kranz
Chief Financial Officer                          312-780-7240
(847) 827-9494                        pkranz@dresnerco.com
tim.cunningham@schawk.com

Schawk, Inc. Announces Preliminary Estimate
Of Third-Quarter 2008 Results

Des Plaines, IL, November 10, 2008—Schawk, Inc. (NYSE:  SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, today announced that it anticipates reporting net sales of approximately $124.2 million for the quarter ended September 30, 2008, a decrease of approximately 4.0 percent from the prior-year period.  The Company anticipates that third-quarter revenue from consumer packaged goods accounts (which typically represents approximately 66 percent of quarterly sales) will have a slight decrease of 0.4 percent over the 2007 third quarter, as consumer packaged goods companies continued to struggle with higher raw material and transportation costs and private label competition, and that third-quarter entertainment and advertising/retail revenues will be lower than in the third quarter of 2007.  In response to market-driven adverse sales performance, resulting pricing pressures and the related profit impact, the Company continues with its previously announced steps to aggressively lower its cost base and more effectively utilize its lower cost global production capabilities.

The Company also expects to report third quarter operating income of approximately $0.6 million versus operating income of $13.4 million in the comparable prior-year period.  In addition to lower sales volume, the decline in operating income for the third quarter is expected to be principally attributable to an expected charge of approximately $3.5 million for impaired assets (primarily, impaired real estate); approximately $1.9 million in previously discussed restructuring related charges; unrealized foreign currency losses of approximately $1.9 million; and approximately $2.2 million in increased professional fees related to the Company’s internal control remediation and related matters, and consulting fees related to the Company’s re-branding initiative.  The total of the aforementioned charges and expenses in the third quarter of 2008 is anticipated to be $9.5 million.

The Company is in the process of finalizing its results for the quarter ended September 30, 2008, which are subject to a more substantive review.  Therefore the above estimates are preliminary and subject to change.  As previously announced, the Company expects to release third-quarter 2008 financial results on Monday, November 17, 2008, after the close of the market.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more

-more-

Schawk, Inc.

than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  Such statements are indicated by words such as “anticipate,” “expect,” “believe,” other formulations of those terms and similar terms.  Such forward looking statements are based on the Company’s current expectations and beliefs, which are subject to change, and involve certain risks and uncertainties including, in particular, whether the Company’s final unaudited financial results for the quarterly period ended September 30, 2008 will comport with the preliminary information summarized herein.  These risks and uncertainties may cause actual results to differ materially from those contained in the forward-looking statements.

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